EXHIBIT 99.1

Omega Protein Announces Retention of Lipid Technologies, LLC

HOUSTON, October 24, 2011 – Omega Protein Corporation (NYSE symbol: OME), a nutritional ingredient company and the nation’s leading producer of Omega-3 fish oil and specialty fish meal products, today announced that it has retained Lipid Technologies, LLC. as a strategic advisor in connection with its omega-3 fish oil and omega-3 concentrate research and development efforts.

Lipid Technologies is an analytical services and biotechnology consulting company that specializes in the areas of fatty acid analysis, nutrition and biochemistry. Formed in 1995 by Dr. Doug Bibus, Lipid Technologies serves the fatty acid and lipid analytical needs of many large pharmaceutical companies.

The President of Lipid Technologies, Dr. Doug Bibus, is an expert in the field of Omega-3 fatty acids, lipid and fatty acid nutrition, and human and animal health. Dr. Bibus is a member of several organizations including the American Oil Chemists’ Society, the American Chemical Society, the Society for Critical Care Medicine and the International Society for the Study of Fatty Acids and Lipids. Dr. Bibus has been the recipient of the American Oil Chemists’ Honored Student Award and a two-time winner of the American Chemical Society’s Award in Analytical Chemistry.

“Our relationship with Lipid Technologies will be an asset to Omega Protein in our pursuit of value added products related to our line of omega-3 fish oil and omega-3 concentrates for the human supplement markets,” said Joe von Rosenberg III, Omega Protein’s President and Chief Executive Officer. “Dr. Bibus will also assist with scientific aspects of our research and development and product line expansion.”

About Omega Protein Corporation

Omega Protein Corporation is the nation’s largest manufacturer of heart-healthy fish oils containing Omega-3 fatty acids for human consumption, as well as specialty fish meals and fish oil used as value-added ingredients in aquaculture, swine and other livestock feeds. Omega Protein makes its products from menhaden, an Omega-3 rich fish which is abundantly available along the U.S. Gulf of Mexico and Atlantic Coasts

Forward Looking Statements

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. Forward-looking information may be based on projects, predictions and estimates. Some statements in this press release may be forward-looking and use words like “hope,” “hopeful,” “may,” “may not,” “believes,” “do not believe,” “expects,” “do not expect,” “anticipates,” “do not anticipate,” “see,” “do not see,” or other similar expressions.

The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Important factors that could cause actual results to be materially different from those forward-looking statements include, among others: the Company’s estimates of damages, assessment of damages, repair times, or estimates for restoration of power being incorrect. Other factors are described in further detail in Omega’s filings with the Securities and Exchange Commission, including its reports on Form 10-K, Form10-Q and Form 8-K.

CONTACT:

Investor Relations, (713) 623-0060 OR hq@omegahouston.com

Web site: www.omegaproteininc.com